Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

SFL Corporation Ltd.

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid

	Equity	Common shares, par value $0.01 per share	Rule 456(b) and Rule 457(r)	9,200,000 (1)	$12.50	$115,000,000.00	0.00014760	$16,974.00 (2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$115,000,000.00		$16,974.00

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$16,974.00

(1)	The amount registered includes 1,200,000 common shares that may be purchased by the underwriters pursuant to their over-allotment option to purchase additional common shares.
(2)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form F-3ASR (File No. 333- 271504) on April 28, 2023 was deferred pursuant to Rule 456(b) and Rule 457(r) under the Securities Act and is paid herewith.